Exhibit 99.1
[ONEOK Logo]	News

January 20, 2005	Media Contact: Lori A. Webster
918-588-7570

ONEOK announces management changes

Tulsa, Okla.--David Kyle, chairman of the board, president and chief executive officer of ONEOK, Inc., today announced reporting changes in several ONEOK companies and divisions effective Feb. 1, 2005.

John Gibson will become president of ONEOK Energy Companies comprised of the transportation and storage, gathering and processing and energy services segments. Reporting to Gibson, Lamar Miller will become executive vice president of ONEOK Energy Services.

In addition, Steve Guy becomes vice president and general manager of transportation and storage, and Terry Spencer becomes vice president and general manager of gathering and processing.

Sam Combs will become president of ONEOK Distribution Companies and will have responsibility for the operations of Oklahoma Natural Gas, Kansas Gas Service and Texas Gas Service. Phyllis Worley becomes president of Oklahoma Natural Gas, and Brad Dixon becomes president of Kansas Gas Service. Teryl Rose will become regional vice president, reporting to Dixon.

Also reporting to Combs are Pete Walker, who becomes vice president of gas supply and administration, Dan Walker, who becomes vice president of engineering and operations, and Dave Arnold, who becomes vice president of customer service.

Caron Lawhorn will become senior vice president, financial services and treasurer, reporting to Jim Kneale.

Chris Skoog will become executive vice president of Northern Plains Natural Gas Company, reporting to Bill Cordes, president of Northern Plains Natural Gas Company and chief executive officer, Northern Border Partners, L.P. Fred Rimington will become vice president of administration, reporting to Cordes.

Reporting to Skoog, Pierce Norton becomes vice president and general manager of midstream, Paul Miller becomes vice president and general manager of Northern Border Pipeline, and Gaye Lynn Schaffart becomes vice president and general manager of interstate (responsible for Viking Gas Transmission and Midwestern Gas Transmission).

more

"As ONEOK continues to grow, it is important that we make organizational changes to better manage and lead the company into the future. I am as excited about that future as I have ever been," said Kyle.

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ONEOK, Inc. (NYSE: OKE) is a diversified energy company involved in oil and gas production, natural gas processing, gathering, storage and transmission in the mid-continent region of the United States. The company's energy services operation focuses primarily on marketing natural gas and related services throughout the United States. The company is the largest natural gas distributor in Kansas and Oklahoma, and the third largest in Texas, serving almost 2 million customers. ONEOK is the majority general partner of Northern Border Partners L.P. (NYSE:NBP), one of the largest publicly-traded limited partnerships. Northern Border acquires, owns and manages pipelines and other midstream energy assets and is a leading transporter of natural gas imported from Canada into the United States.

For information about ONEOK, Inc. visit the Web site: www.oneok.com.

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